Exhibit 10.1

SEVERANCE AGREEMENT AND GENERAL RELEASE

ENB Financial Corp. and Ephrata National Bank (together, “Employer”) and William Kitsch (“Employee”) hereby agree as follows:

1. Employee’s last and final day of employment with Employer shall be August 30, 2025. By or before that date, Employee will return all Employer property in Employee’s possession or control, including but not limited to keys, security passes, credit cards, mobile devices, computer equipment, documents, records, electronically stored information, and any other property or materials (whether physical or digital) belonging to Employer. Employee further agrees not to retain any copies, duplicates, excerpts, or summaries of any such property, whether in hard copy or electronic form, except as expressly permitted by Employer in writing.

2. Employee’s separation from employment is the result of mutual agreement between the parties. To that end, and in consideration of the covenants and releases set forth herein, Employer will provide Employee with the separation payments and benefits described in this Agreement.

3. In consideration for Employee signing, and not revoking, this Severance Agreement and General Release (“Agreement”) and complying with the terms set forth herein, Employer shall provide and/or agree to the following:

a.	Employer shall pay Employee and/or provide benefits as follows:

i.	One (1) year of Employee’s Annual Base Salary, less all applicable employment deductions, which will be paid to Employee in accordance with Employer’s regular payroll practices for a period of one (1) year, starting on the first payroll date following the expiration of the Revocation Period.

ii.	For a period of one (1) year from the date of Employee’s separation, or until Employee secures benefits of comparable coverage through other employment, whichever occurs first, Employee will continue to receive all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Employee at the time of separation under the terms then in effect to which Employee and his spouse were participants; provided, however, that if Employer cannot legally provide such benefits because Employee is no longer an employee, or future law or plans do not permit so, Employer agrees to reimburse Employee in an amount equal to the monthly premium paid by Employee to obtain comparable coverage for such benefits, subject to Code Section 409A.

b.	Employer agrees to waive enforcement of the non-compete obligations set forth in Subsection 9(a)(i) and 9(a)(ii) of the Employment Agreement.

4. Employee knowingly and voluntarily releases and forever discharges Employer of and from any and all claims, whether known or unknown, which Employee, Employee’s heirs, executors, administrators, successors, and assigns, have or may have against Employer that accrued or arose at any time prior to the execution of this Agreement, including, but not limited to, any alleged violations of Title VII of the Civil Rights Act; the Employee Retirement Income Security Act; the Americans with Disabilities Act; the Family and Medical Leave Act; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the Pennsylvania Human Relations Act; §§ 1981-1988 of Title 42 of the U.S.C.; the Immigration Reform and Control Act; the National Labor Relations Act; any amendments to the foregoing statutes; any other federal, state, or local civil rights or employment- related law, regulation, or ordinance; any public policy, contract, tort, or common law, including, but not limited to, breach of contract, wrongful discharge, reliance, or promissory estoppel; and any allegations for costs, fees, or other expenses, including attorneys’ fees. Employee further represents that, to the best of Employee’s knowledge, Employee possesses no claims against Employer, including claims under the Fair Labor Standards Act (“FLSA”), the Pennsylvania Wage Payment and Collection Law, and/or the Pennsylvania Minimum Wage Act. Employee further represents and warrants that Employee has received any and all compensation to which Employee may have been entitled, including overtime compensation (if applicable), and that Employee is not aware of any facts or circumstances constituting a violation by Employer of the FLSA or any corresponding state law.

5. Employee waives the right to file any action, charge, or complaint on Employee’s own behalf, and to participate in any action, charge, or complaint which may be made by any other person on Employee’s behalf, with any federal, state, or local judicial body, court, or administrative agency against Employer, except where such waiver is prohibited by law (such as, for example, Employee’s right to file a charge with the U.S. Equal Employment Opportunity Commission). Should any such action, charge, or complaint be filed, Employee agrees that Employee will not accept any relief or recovery therefrom. Employee confirms that no action, charge, or complaint of any kind is currently pending of which Employee is a party or has knowledge. Except as prohibited by law, in the event that any such action, charge, or complaint is filed, it shall be dismissed with prejudice upon presentation of the instant Agreement, and Employee shall reimburse Employer for the fees and costs, including attorneys’ fees, of defending such action, charge, or complaint.

6. The parties agree not to make, or cause to be made, any statements to any third parties that disparage or defame the other party. This includes any negative or derogatory comments about the other party’s reputation, practices, personnel, or services. This restriction applies to verbal, written, and electronic communications, including but not limited to social media platforms.

7. Employee agrees that neither this Agreement, nor the furnishing of any consideration as provided herein, shall be deemed or construed, at any time, and for any purpose, as an admission by Employer of any liability or unlawful conduct of any kind.

8. By signing this Agreement, Employee represents and agrees that:

(a)	this Agreement is entered into knowingly and voluntarily;

(b)	Employee is receiving consideration over and above anything of value to which he is already entitled;

(c)	Employee has been given twenty-one (21) days to consider the terms of this Agreement and has chosen to execute it on the date indicated below;

(d)	Employee has been advised to consult with an attorney;

(e)	Employee has seven (7) days following execution of this Agreement to revoke same (“Revocation Period”), in which case the parties’ obligations herein shall be null and void, including all obligations of Employer contained in Paragraph 3. If not revoked, this Agreement shall become effective on the eighth day following the date on which Employee signs this Agreement.

9. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provisions shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

10. This Agreement may not be modified, altered, or changed except upon express written consent of both parties.

11. This Agreement is intended to supplement Employee’s Employment Agreement and, as so modified, sets forth the entire agreement between the parties and supersedes any prior agreement or understanding between them regarding the subject matter hereof, and it shall be governed by and interpreted under, for all purposes, the laws of the Commonwealth of Pennsylvania.

ENB Financial Corp.		William Kitsch

By:	/s/ Jeffrey S. Stauffer	/s/ William J. Kitsch IV
Jeffrey S. Stauffer, President and CEO

Date: 8/26/2025		Date: 8/26/2025

Ephrata National Bank

By:	/s/ Jeffrey S. Stauffer
Jeffrey S. Stauffer, President and CEO

Date: 8/26/2025